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                                                                  Exhibit 10.03


                          CONCORD COMMUNICATIONS, INC.
                            33 Boston Post Road West
                              Marlborough, MA 01752


                                                                    June 9, 1997

Fleet National Bank
75 State Street
Boston, MA 02109

Gentlemen:

         This letter agreement will set forth certain understandings between Concord Communications, Inc., a Massachusetts corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Term Loans (hereinafter defined) to be made by the Bank to the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

         I.  AMOUNTS AND TERMS

         1.1 REFERENCES TO DOCUMENTS. Reference is made to (i) that certain $ 1,000,000 face principal amount promissory note (the "Term Note") of even date herewith made by the Borrower and payable to the order of the Bank, and (ii) that certain Security Agreement of even date herewith from the Borrower to the Bank (the "Security Agreement").

         1.2. The BORROWING; TERM NOTE. Subject to the terms and conditions hereinafter set forth, the Bank will make one or more loans (the "Term Loans") to the Borrower, as the Borrower may request, on any Business Day prior to the first to occur of (i) December 31, 1997 or (ii) the earlier termination of the within-described term loan facility pursuant to (section) 5.2 or (section)6.7. A Term Loan shall be made, not more than once per calendar quarter (except that more than one Term Loan may be made in any calendar quarter provided that each additional Term Loan in any one calendar quarter is in an amount of at least $250,000), in order to finance costs of Qualifying Equipment acquired by the Borrower within the 90 days preceding the request for such Term Loan and/or Qualifying Software/Engineering Costs incurred by the Borrower within the 90 days preceding such request, each such Term Loan to be in such amount as may be requested by the Borrower; provided that (i) no Term Loan will be made after December 31, 1997; (ii) the aggregate original principal amounts of all Term Loans will not exceed $1,000,000; and (iii) no Term Loan will be in an amount in excess of the sum of (1) 90% of the invoiced actual costs of the property constituting the items of Qualifying Equipment with respect to which such Term Loan is made (excluding taxes, shipping, software, installation charges, training fees and other "soft costs"), PLUS (2) 90% of the Qualifying Software/Engineering Costs with respect to which such Term Loan is made (provided that the Qualifying Software/Engineering Costs which can be used to support Term Loans may not exceed $300,000 in the aggregate). Prior to the making of


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each Term Loan, and as a precondition thereto, the Borrower will provide the
Bank with: (i) invoices supporting the costs of the relevant Qualifying Equipment (and, if relevant, invoices supporting the Qualifying Software/Engineering Costs); (ii) such evidence as the Bank may reasonably require showing that the Qualifying Equipment (and any software the purchase of which is included within Qualifying Software/Engineering Costs) has been delivered to and installed at the Borrower's Marlborough, MA premises, has become fully operational, has been paid for by the Borrower and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement); (iii) supplements to the Security Agreement and related Uniform Commercial Code financing statements reflecting the relevant Qualifying Equipment with respect to which such Term Loan is being made and partial releases from Silicon Valley Bank relating to such Qualifying Equipment (all of the foregoing to be in form and substance satisfactory to the Bank); and (iv) evidence satisfactory to the Bank that the Qualifying Equipment is fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee. The Term Loans will be evidenced by the Term Note. Interest on the Term Loans shall be payable at the times and at the rate provided for in the Term Note. Overdue principal of any Term Loan and, to the extent permitted by law, overdue interest shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under the Term Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Term Note or on the books of the Bank, at or following the time of making each Term Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Term Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Term Note.

         1.3. PRINCIPAL REPAYMENT OF TERM LOANS. The Borrower shall repay principal of the Term Loans in 36 equal consecutive monthly installments, commencing on January 30, 1998 and continuing on the last Business Day of each month thereafter. Each such monthly installment of principal shall be in an amount equal to 1/36th of the aggregate principal amount of the Term Loans outstanding at the close of business on December 31, 1997. In any event, the then outstanding principal balance of the Term Loans and all interest then accrued but unpaid thereon shall be due and payable in full on the December 29, 2000. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of any Term Loan; provided that each such principal prepayment shall be accompanied by payment of all interest under the Term Note accrued but unpaid to the date of payment. Any partial prepayment of principal of the Term Loans will be applied to installments of principal of the Term Loans thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Term Loans are not available for reborrowing.

         1.4. ADVANCES AND PAYMENTS. The proceeds of all Term Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of

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each Term Loan will be used by the Borrower solely for acquisition of Qualifying
Equipment and/or for payment of Qualifying Software/Engineering Costs.

         The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or the Term Note; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Term Note.

         Whenever any payment to be made to the Bank hereunder or under the Term Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Term Note shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under the Term Note shall be made to the Bank, in immediately available funds, at its office at 75 State Street, Boston, MA 02109 or to such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Term Note and/or any of the other Loan Documents, next to interest then accrued on account of any Term Loans and only thereafter to principal of the Term Loans. All interest and fees payable hereunder and/or under the Term Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.5. CONDITIONS TO ADVANCE. Prior to the making of the initial Term Loan, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Term Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

         Without limiting the foregoing, any Term Loan (including the initial Term Loan) is subject to the further conditions precedent that on the date on which such Term Loan is made (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement (other than in Subsection 2. 1 (b) below) and/or in the Security Agreement shall continue to be correct in all material respects as of the date of such Term Loan.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Term Loan.


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         (c)      No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Term Loan, and each acceptance by the Borrower of the proceeds of any Term Loan, will be deemed a representation and warranty by the Borrower that at the date of such Term Loan and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this sec.1.5 will be satisfied.

II.      REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this letter agreement and to make Term Loans hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Borrower has full corporate power to own its property and conduct its business as now conducted and as proposed to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in each other jurisdiction in which the Borrower maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2. 1 (a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture.

         (b) At the date of this letter agreement, all of the outstanding shares of capital stock of the Borrower is owned, of record and/or beneficially, as set forth on item 2.1(b) of the attached Disclosure Schedule. The provisions of sec.1.5 above will not be deemed to require the updating of the representation made in the immediately preceding sentence.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require as a prerequisite to effectiveness any filing (other than filings under the Uniform Commercial Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award recently in effect having applicability to the Borrower;


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                                      -5-


                  (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents delivered herewith has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e) Except as described on item 2. 1 (e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate may result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any Subsidiary.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other material instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) The Borrower has filed (and has caused each of its Subsidiaries to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower and/or by any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower or the relevant Subsidiary has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance (and each Subsidiary of the Borrower is in compliance) with all requirements of law, federal, foreign, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse

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effect upon the assets, business, financial condition or prospects of the
Borrower or any such Subsidiary. Without limiting the foregoing, the Borrower has all of the material franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

         (i) The audited financial statements of the Borrower and Subsidiaries as at December 31, 1996 and the management-generated unaudited statements of the Borrower and Subsidiaries as at March 31, 1997, each heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of the Borrower and Subsidiaries as at the respective dates thereof and for the periods covered thereby, except that the management-generated statements do not have footnotes and thus do not present the information which would normally be contained in footnotes to financial statements and are subject to normal year-end adjustments, which shall not be material. Neither the Borrower nor any of the Borrower's Subsidiaries has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially affect the financial condition of the Borrower. Since December 31, 1996, there has been no material adverse development in the business, condition or prospects of the Borrower, and the Borrower has not entered into any material transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at 33 Boston Post Road West, Marlborough, MA 01752 (the "Premises"). None of the Collateral will be kept at any other address. Item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of the Premises.

         (k) The Borrower owns or has a valid right to use all of the material patents, licenses, copyrights, trademarks, trade names and franchises now being used or necessary to conduct its business. The conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trade names or franchises of others in any manner that could materially adversely affect the business or assets or condition, financial or otherwise, of the Borrower.

         (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which materially limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.


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         III. AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding:

         3.1. LEGAL EXISTENCE; QUALIFICATION; COMPLIANCE. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by appropriate proceedings and as to which adequate reserves are maintained and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower and its Subsidiaries taken as a whole.

         3.2. MAINTENANCE OF PROPERTY; INSURANCE. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its fixed assets used in its business in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. PAYMENT OF TAXES AND CHARGES. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to

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pay, in a timely manner, all material lease obligations, material trade debt, material purchase money obligations and material equipment lease obligations; provided that the Borrower will not be deemed to be required by this sentence to pay any such lease obligations, trade debt, purchase money obligations or equipment lease obligations (other than any Indebtedness to the Bank) if the Borrower is contesting same in good faith, so long as, in each such case, adequate reserves have been established and are maintained and the Borrower's nonpayment is not jeopardizing any assets or rights material to the Borrower's business. The Borrower will perform and fulfill all material covenants and agreements under any material leases of real estate, material agreements relating to purchase money debt, material equipment leases and other material contracts; provided that the Borrower will not be deemed to be required by this sentence to perform or fulfill any such covenants or agreements (other than agreements with the Bank) if the Borrower is contesting same in good faith, so long as, in each such case, adequate reserves have been established and are maintained and the Borrower's nonperformance is not jeopardizing any assets or rights material to the Borrower's business. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

         3.4. ACCOUNTS. The Borrower will maintain an operating account with the Bank.

         3.5. CONDUCT OF BUSINESS. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any other unrelated lines of business, businesses or ventures.

         3.6. REPORTING REQUIREMENTS. The Borrower will furnish to the Bank (or cause to be furnished to the Bank):

                  (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower and Subsidiaries as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the year to date, in each case together with a comparison to budget and a comparison to the results for the corresponding fiscal period of the immediately prior fiscal year.

                  (iii) At the time of delivery of each annual or quarterly financial statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each financial statement given as at the end of any fiscal quarter of the Borrower will also set forth the calculations necessary to evidence compliance with (sections) 3.7-3.10.

                  (iv) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any letter of comments directed by such accountants to the management of the Borrower.

                  (v) As soon as possible and in any event within five days after the occurrence of any Default or Event of Default, the statement of the Borrower setting forth details of each such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

                  (vi) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party.

                  (vii) Promptly upon filing any registration statement or listing application, a copy of same.

                  (viii) If the Borrower at any time has a class of securities which is publicly traded, a copy of each periodic or current report of the Borrower filed with the SEC or any successor agency and each annual report, proxy statement and other communication sent by the Borrower to shareholders or other securityholders generally, such copy to be provided to the Bank promptly upon such filing with the SEC or such communication with shareholders or securityholders, as the case may be.

                  (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which would have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (x) Promptly upon request, such other information respecting the financial condition, operations, receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. CAPITAL BASE. The Borrower will maintain, as at the end of each fiscal quarter (commencing with December 31, 1997), a consolidated Capital Base of not less than the then-effective Capital Base Requirement. As used herein, the "Capital Base Requirement" will be $5,000,000 as at December 31, 1997; and as at the last day of each fiscal quarter of the Borrower thereafter (beginning with March 31, 1998) the Capital Base Requirement will be deemed to become an amount equal to the sum of: (i) that Capital Base Requirement which had been in effect on the last day of the immediately preceding fiscal quarter, PLUS (ii) 75% of the proceeds of any equity securities sold by the Borrower during the fiscal quarter then ended and 75% of the proceeds of any Subordinated Debt issued by the Borrower and/or its Subsidiaries during such fiscal quarter (nothing contained herein being deemed to approve the issuance of any such Subordinated Debt), PLUS (iii) 75% of the consolidated Net Income of the Borrower and Subsidiaries during said fiscal quarter then ended (but without giving effect to any Net Income which is less than zero for any fiscal quarter).

         3.8. LIQUIDITY. The Borrower will maintain as at the end of each fiscal quarter of Borrower (commencing with December 31, 1997), a ratio of (x) the Net Quick Assets of the Borrower and its Subsidiaries on a consolidated basis to (y) the Adjusted Current Liabilities of the Borrower and its Subsidiaries on a consolidated basis, which ratio shall be not less than 1.5 to 1.

         3.9. LEVERAGE RATIO. The Borrower will maintain as at the last day of each fiscal quarter of the Borrower (commencing with December 31, 1997) on a consolidated basis a Leverage Ratio of not more than 1.0 to 1. As used herein, "Leverage Ratio" means the ratio of (x) Adjusted Senior Debt of the Borrower and Subsidiaries to (y) Capital Base of the Borrower.

         3.10. PROFITABILITY. The Borrower's results for its fiscal quarter ended March 31, 1997 will not show a consolidated quarterly Operating Loss in excess of $1,500,000. The Borrower will not incur a consolidated quarterly Operating Loss in excess of $750,000 for its fiscal quarter ending June 30, 1997, nor a consolidated quarterly Operating Loss in excess of $250,000 for its fiscal quarter ending September 30, 1997. The Borrower will achieve an Operating Profit of at least $ 1.00 for its fiscal quarter ending December 31, 1997 and for each fiscal quarter thereafter.

         3.11. BOOKS AND RECORDS. The Borrower will maintain (and will cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable prior notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this (section) 3.11. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

         3.12. LANDLORD'S WAIVER. Prior to the making of the first Term Loan, the Borrower will obtain, and will thereafter maintain in effect at all times, waivers from the owners of all premises in which any Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

         3.13. SUBORDINATION. Prior to the making of the first Term Loan, the Borrower will obtain, and will thereafter maintain in effect at all times, subordination agreements in form and substance satisfactory to the Bank providing for full subordination of all of the obligations (if any) of the Borrower listed on item 4.1 of the attached Disclosure Schedule, other than capitalized leases.

         3.14. ADDITIONAL EQUITY. During the period May 1, 1997- January 31, 1998, the Borrower will receive not less than $7,000,000 as the proceeds of new equity capital sold by the Borrower. Prior to the making of the first Term Loan, the Borrower will demonstrate to the Bank that it has received written commitments (in form and substance reasonably satisfactory to the Bank) for the purchase of such equity capital by Persons reasonably satisfactory to the Bank.

         IV.      NEGATIVE COVENANTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding:

         4.1. INDEBTEDNESS. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness) except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Term Note;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

                  (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower subsequent to the date of this letter agreement for use in the Borrower's business, provided that the total of Indebtedness permitted under this clause (iv) plus presently-existing equipment financing (and renewals and replacements) permitted under clause (v) of this (section) 4.1 will not exceed $1,000,000 in the aggregate outstanding at any one time;

                  (v)      other Indebtedness (not described in any of clauses
(i)-(iv) above) existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule and any renewals or refinancing thereof so long as (A) the principal amount of such Indebtedness is not increased and (B) the sum of (1) the equipment financing permitted under this clause (v) plus (2) new financing permitted pursuant to clause (iv) above does not exceeded $ 1,000,000 in the aggregate; and

                  (vi) any guaranties or other contingent liabilities expressly permitted pursuant to section 4.3.

         4.2. LIENS. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings and as to which adequate reserves are maintained;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves are maintained;

                  (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv)     Liens in favor of the Bank;

                  (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause (iv) of (section) 4.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed; or

                  (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule and any renewals and extensions thereof, provided that no such renewal or extension will encumber property of the Borrower not so encumbered at the date of this letter agreement.

         Without limitation of the foregoing, the Borrower covenants and agrees that it will not enter into (and represents and warrants that it is not now a party to or subject to) any agreement or understanding with any Person other than the Bank which could prohibit or restrict in any manner the right of the Borrower to grant Liens on its assets to the Bank.

         4.3. GUARANTIES. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, and (ii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule.

         4.4. DIVIDENDS. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

         4.5. LOANS AND ADVANCES. The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower's directors, officers and employees, except advances to such directors, officers or employees with respect to expenses incurred by them in the ordinary Course of their duties and advances against salary, all of which loans and advances will not exceed, in the aggregate, $100,000 outstanding at any one time.

         4.6. INVESTMENTS. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities;
(iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this 4.6; (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent; (v) deposits in any other bank organized in the United States having capital in excess of $100,000,000; and (vi) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to
4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries.

         4.7. SUBSIDIARIES; ACQUISITIONS. The Borrower will not, without the prior written consent of the Bank, form or acquire any Subsidiary (other than overseas sales and marketing Subsidiaries) or make any other acquisition of the stock of any other Person or of all or substantially all of the assets of any other Person.
The Borrower will not become a partner in any partnership.

         4.8. MERGER. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than (i) sale of inventory in the ordinary course, or (ii) sale or other disposition of items of used equipment which are not included within the Collateral.

         4.9. AFFILIATE TRANSACTIONS. The Borrower will not, without prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms-length transaction with any Person not an affiliate; provided that nothing in this (section) 4.9 shall be deemed to restrict the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise

         4.10. CHANGE OF ADDRESS, ETC. The Borrower will not change its corporate name or legal structure, nor will the Borrower change its chief executive offices or principal place of business from the address described in (section) 2.1(j) above, nor will the Borrower remove any books or records from such address, nor will the Borrower keep any Collateral at any location other than the Premises without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance reasonably satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. HAZARDOUS WASTE. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, 21 E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safe procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12. NO MARGIN STOCK. No proceeds of any Term Loan shall be used directly or indirectly to purchase or carry any margin security.

         4.13. SUBORDINATED DEBT. The Borrower will not directly or indirectly make any optional or voluntary prepayment or purchase of Subordinated Debt or modify, alter or add any provisions with respect to payment of Subordinated Debt. In any event, the Borrower will not make any payment of any principal of or interest on any Subordinated Debt at any time when there exists, or if there would result therefrom, any Default or Event of Default hereunder.

V.       DEFAULT AND REMEDIES

         5.1. EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Term Note on or before the date when due; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Term Loan shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of (sections) 3.1, 3.3, 3.6, 3.7, 3.8, 3.9 or
3.10 or any provision of Article IV; or

         (d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

         (e) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (f) Any default shall exist and remain unwaived or uncured with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any Subordinated Debt by the holder or holders thereof; or

         (g) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower for borrowed money or representing the deferred purchase price of the property in excess of $100,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $100,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder of holders thereof, or

         (h) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (i) Any attachment, execution or similar process shall be issued or levied against any property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

         (j) Any final uninsured judgment in excess of $100,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction; or

         (k) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which, in each case, in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (1) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

         (m) The security interest and liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement shall for any reason (other than written release by the Bank) not be fully perfected liens and security interests; or

         (n) If, at any time, more than 50% of any class of voting stock of the Borrower shall be held, of record and/or beneficially, by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder) other than any Person listed on item 5. 1 (n) of the attached Disclosure Schedule or a group consisting of such Persons; or

         (o) If John A. Blaeser shall be any reason cease to be an executive officer of the Borrower actively involved in the management of the Borrower; or

         (p)  If any prospective purchaser of equity, as described in (section)
3.14 above, shall fail to purchase such equity as required under its respective commitment or any such commitment shall terminate for any reason without a purchase of the equity covered by such commitment; or

         (q) There shall occur any other material adverse change in the conditions (financial or otherwise), operations, properties, assets, liabilities or earnings of the Borrower.

         5.2. RIGHTS AND REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amount of the Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the arrangements for Term Loans provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Security Agreement, under the Term Note and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         5.3. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at anytime held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and without regard for the availability or adequacy of other collateral. As security for the Obligations, the Borrower grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code.

VI.      MISCELLANEOUS

         6.1. COSTS AND EXPENSES. The Borrower agrees to pay, on demand and delivery of a Bank Certificate therefor, all costs and expenses (including, without limitation, reasonable legal fees) reasonably incurred by the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Term Note and all other instruments and documents to be delivered in connection with any Term Loan and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) reasonably incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Term Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Term Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to 2% per annum plus the per annum rate otherwise payable under the Term Note (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. CAPITAL ADEQUACY. If the Bank shall have determined that the adoption or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Term Loans and/or the within-described term loan facilities to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after, its determination of such occurrence give notice thereof to the Borrower; and (ii) the Borrower shall pay forthwith to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Term Loans and/or the within-described term loan facilities.

         A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall reduce any obligation of the Borrower to the Bank under this Section.

         6.3. FACILITY FEE. With respect to the Term Loans, the Borrower is paying to the Bank, at the date of execution and delivery of this letter agreement a non-refundable facility fee in the amount of $7,500. The fee described in this Section is in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

         6.4. OTHER AGREEMENTS. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

         6.5. GOVERNING LAW. This letter agreement and the Term Note shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.6. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

              If to the Borrower:

              Concord Communications, Inc.
              33 Boston Post Road West
              Marlborough, MA 01752
              Attention:  Gary Haroian, Chief Financial Officer

              If to the Bank:

              Fleet National Bank
              High Technology Group
              75 State Street
              Boston, MA 02109
              Attention:  Kimberly Martone, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

         6.7. BINDING EFFECT; ASSIGNMENT; TERMINATION. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Term Loans and/or the Term Note. The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full the Term Loans and all interest thereon and all fees and charges payable in connection therewith.

         6.8. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or the Term Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought it such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this (section) 6.8 or as other-wise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this (section) 6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in (section) 6.4 (as such address may be changed from time to time pursuant to said (section) 6.4) or (ii) by serving a copy thereof upon it at its address set forth in (section) 6.6 (as such address may be changed from time to time pursuant to said (section) 6.6).

         6.9. SEVERABILITY. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

         VII. DEFINED TERMS

         7.1. DEFINITIONS. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Adjusted Current Liabilities" - As determined at any time, all Current Liabilities of the Borrower and/or any Subsidiary of the Borrower then outstanding, other than any such Current Liabilities which constitute discretionary reserves (meaning, for this purpose, only that those amounts reserved by the Borrower on its balance sheet which are in excess of the amounts required to be so reserved in accordance with generally accepted accounting principles) or the current portion of Deferred Revenue.

         "Adjusted Senior Debt" - As determined at any time, all Indebtedness of the Borrower and/or any Subsidiary of the Borrower then outstanding, other than
(i) any such Indebtedness which constitutes Subordinated Debt, and (ii) any such Indebtedness which constitutes Deferred Revenue.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

         "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing, PLUS (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any such Subordinated Debt).

         "Cash-Equivalents" Each of the following:(i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof and entitled to the full faith and credit of the United States of America, (ii) demand deposits with the Bank or with any other commercial bank chartered by the United States or by any state and having undivided capital and surplus of not less than $1,000,000,000, or (iii) interests in mutual funds, substantially all of the assets of which shall be governmental obligations of the type described in clause (i) of this sentence.

         "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is now or hereafter described as "Collateral" in the Security Agreement.

         "Current Liabilities" - As to any Person, all liabilities of such Person which are properly shown as current liabilities on a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied, including, without limitation, all capitalized lease payments and fixed payments and prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination.

         "Default" - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default under this letter agreement.

         "Deferred Revenue" - Any liabilities of the Borrower and/or any Subsidiary which represent sums actually received by the Borrower or such Subsidiary under a software maintenance contract and which, in accordance with generally accepted accounting principles, are properly shown as "deferred revenue" on a balance sheet of the Borrower prepared consistently with the Borrower's audited balance sheet as at December 31, 1995.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         "Loan Documents" - Each of this letter agreement, the Term Note, the Security Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Term Loans, all whether now existing or hereafter arising or entered into.

         "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined n accordance with generally accepted accounting principles consistently applied.

         "Net Quick Assets" - Such current assets of the Borrower as consist of cash, Cash Equivalents, readily-marketable securities and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

         "Operating Profit" - For any fiscal period, the consolidated Net Income (or, if applicable, the consolidated Net Loss, expressed as a negative number) of the Borrower and Subsidiaries for such fiscal period, PLUS, without duplication of any item (i) all federal and state income taxes (but not taxes in the nature of an AD VALOREM property tax or a sales or excise tax) paid or accrued with respect to such fiscal period and actually deducted on the consolidated books of the Borrower for the purposes of computation of consolidated Net Income (or consolidated Net Loss, as the case may be) for the fiscal period involved, and (ii) the amount of the provision for depreciation and/or amortization recognized by the Borrower and actually deducted on the consolidated books of the Borrower for the purposes of computation of consolidated Net Income (or consolidated Net Loss, as the case may be) for the fiscal period involved. If for any fiscal period the result of the calculation described in the immediately preceding sentence is a negative number, such result shall be referred to as the "Operating Loss" for such fiscal period.

         "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

         "Person" - An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Premises" - As defined in Subsection 2.10).

         "Qualifying Equipment" - Equipment (including furniture and fixtures, but not including prepackaged software) purchased by the Borrower after January 1, 1997 for use in the Borrower's business which meets all of the following criteria: (i) such equipment consists of one of the items shown on the Equipment List heretofore delivered by the Borrower to the Bank or has otherwise been approved by the Bank for use in supporting a Term Loan, (ii) each item of such equipment has been delivered to and installed at the Premises and has become fully operational, (iii) the Borrower has paid in full for each item of such equipment and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank), and (iv) the Bank has a fully perfected first security interest in such equipment.

         "Qualifying Software/Engineering Costs" - Amounts (not in excess of $300,000 in the aggregate) incurred and paid by the Borrower to third parties on or after January 1, 1997 representing the costs of software and/or engineering relating to the installation and/or operation of any of the Qualifying Equipment.

         "Receivables" - As to any Person, all of such Person's present and future accounts receivable for goods. sold or for services rendered.

         "SEC" - The Securities and Exchange Commission or any successor thereto.

         "Subordinated Debt" - Any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

         "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person, (ii) any minority interests in Subsidiaries and (iii) any assets representing amounts due from any officer or employee of such Person or from any Subsidiary of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                             Very truly yours,

                                             CONCORD COMMUNICATIONS, INC.


                                             By: /s/ Gary E. Haroian
                                                 -------------------------------
                                                 Name: Gary E. Haroian
                                                 Title: Vice President, CFO


Accepted and agreed:

FLEET NATIONAL BANK


By: /s/ Kimberly Marks
    ------------------------------
Its Vice President

By: /s/ Thomas W. Daires
    ------------------------------
Its Senior Vice President